UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 18, 2011
CEREPLAST, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34689	91-2154289

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 N. Continental, Suite 100, El Segundo California	90245

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 615-1900
Copies to:
Gregory Sichenzia, Esq.
Marcelle S. Balcombe, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Flr
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On May 18, 2011, Cereplast, Inc., a Nevada corporation (the “Company”), entered into a Securities Purchase Agreement, pursuant to which the Company agreed to issue and sell, to selected institutional investors who are signatory thereto (each such purchaser, a “Purchaser”, and such agreement, the “Purchase Agreement”) up to $12.5 million in aggregate principal amount of the Company’s 7% Senior Subordinated Convertible Notes due 2016 (the “Notes”). The Notes will be issued pursuant to an indenture (the “Indenture”), to be entered into between the Company and Wells Fargo Bank, National Association, as trustee on the closing date, and to be filed by the Company in a future Current Report on Form 8-K. The Notes are convertible into shares (the “Shares”) of common stock, $0.001 par value per share, of the Company, in accordance with the terms of the Notes and the Indenture, at the initial conversion rate of 172.4138 Shares per $1,000 principal amount of Notes, equivalent to a conversion price of approximately $5.80 per Share, subject to adjustment. The initial conversion price represents a premium of approximately 15% over the closing price of the Company’s common stock on Nasdaq Capital Market on May 18, 2011. In addition to the Shares, holders of the Notes will receive, if applicable, upon conversion an amount in cash equal to the amount of any interest, that would have accrued under the Notes for the period from the then most recent interest payment date through and including, June 2, 2014, subject to a cap of approximately two years of interest payments. The Notes will be the Company’s senior subordinated unsecured obligations which will rank subordinate in right to payment to all of the Company’s existing and future senior secured indebtedness. The notes may also be repurchased by the Company at the Purchaser’s option on June 15, 2014 or in connection with a change of control of the Company. In addition, if certain fundamental changes to the Company occur, holders of the Notes may be entitled to an increased conversion rate. The closing of the sale of the Notes is expected to take place on or about May 24, 2011, subject to the satisfaction of customary closing conditions.
Pursuant to the terms of the Purchase Agreement, the Company agreed to prepare and file a registration statement with the Securities and Exchange Commission registering the resale of the Notes and the shares of common stock underlying the Notes. If the Company does not file the registration statement within 30 days after the initial issuance of the Notes, such registration statement is not declared effective within 90 days, or 150 days if reviewed by the SEC, after the initial issuance of the Notes, or the prospectus is suspended for more than 30 days in any three-month period or more than 90 days in any 12-month period, additional interest will accrue equal to 0.25% per annum for the first 90 days from and including the date on which such registration default has occurred and increase to 0.50% per annum from and after the 91st day after such registration default to but excluding the date on which the registration default has been cured.
Lazard Capital Markets LLC served as lead placement agent for the offering, and Roth Capital Partners, LLC and Ardour Capital Investments, LLC served as co-placement agents.
The Company relied upon an exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended and Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended.
The foregoing description of the Purchase Agreement is only a summary and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference into this Item 1.01.
This Current Report on Form 8-K does not constitute an offer to sell nor a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.
Item 3.02 Unregistered Sales of Equity Securities.
The information provided in Item 1.01 is incorporated in this Item 3.02 by reference.
Item 9.01
(d) Exhibits.
The following exhibits are filed as exhibits to this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Securities Purchase Agreement between the Company and the purchasers signatory thereto.

99.1	Press Release, dated May 19, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Date: May 19, 2011

CEREPLAST, INC.
/s/ Frederic Scheer
Frederic Scheer
Chief Executive Officer